Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS FIRST
QUARTER 2018 SALES AND EARNINGS

Fort Wayne, IN - May 1, 2018 - Franklin Electric Co., Inc. (NASDAQ: FELE) reported first quarter 2018 GAAP fully diluted earnings per share (EPS) of $0.45, versus a GAAP fully diluted EPS in the first quarter 2017 of $0.33. First quarter 2018 sales were $295.6 million, compared to 2017 first quarter sales of $220.3 million. First quarter 2018 organic sales increased about 10 percent when excluding the impact of foreign currency translation.

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“We had a strong start to 2018 from both a growth and earnings perspective. Our Water Systems business grew organically by 11 percent on strength in the U.S. and Canada markets and our Fueling Systems business grew organically by 9 percent on broad based strength internationally and in North America. In our Distribution segment, first quarter proforma revenue was down less than 3 percent compared to the first quarter of 2017 and ahead of our expectations. Our first quarter operating income grew by 23 percent and our earnings per share grew by 36 percent compared to the first quarter 2017.”

Key Performance Indicators:

Earnings Before and After Restructuring	For the First Quarter
(in millions)	2018	2017	Change

Net Income attributable to FE Co., Inc. Reported	$21.2	$15.7	35%
Allocated Undistributed Earnings	$(0.2)	$(0.2)
Earnings for EPS Calculations	$21.0	$15.5	35%

Restructuring (before tax):	$—	$0.3

Restructuring, net of tax:	$—	$0.2

Earnings Before Restructuring	$21.0	$15.7	34%

Earnings Per Share	For the First Quarter
Before and After Restructuring	2018	2017	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	47.1	47.0	—%

Fully Diluted Earnings Per Share (“EPS”) Reported	$0.45	$0.33	36%

Restructuring Per Share, net of tax	$—	$—

Fully Diluted EPS Before Restructuring	$0.45	$0.33	36%

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated

Q1 2017	$71.7	$33.0	$41.4	$21.5	$167.6	$52.7	$—	$—	$220.3
Q1 2018	$92.6	$29.1	$49.3	$20.8	$191.8	$59.4	$56.2	$(11.8)	$295.6
Change	$20.9	$(3.9)	$7.9	$(0.7)	$24.2	$6.7	$56.2	$(11.8)	$75.3
% Change	29%	(12)%	19%	(3)%	14%	13%			34%

Foreign currency translation	$0.9	$(0.2)	$4.8	$0.3	$5.8	$2.2
% Change	1%	(1)%	12%	2%	3%	4%

Volume/Price	$20.0	$(3.7)	$3.1	$(1.0)	$18.4	$4.5
% Change	28%	(11)%	7%	(5)%	11%	9%

Operating Income and Margins
(in millions)	For the First Quarter 2018
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$25.2	$13.6	$(0.8)	$(15.3)	$22.7
% Operating Income To Net Sales	13.1%	22.9%	(1.4)%		7.7%

Restructuring	$—	$—	$—	$—	$—
Operating Income/(Loss) Before Restructuring	$25.2	$13.6	$(0.8)	$(15.3)	$22.7
% Operating Income to Net Sales Before Restructuring	13.1%	22.9%			7.7%

	For the First Quarter 2017
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$21.4	$11.0	$—	$(13.9)	$18.5
% Operating Income To Net Sales	12.8%	20.9%			8.4%

Restructuring	$0.3	$—	$—	$—	$0.3
Operating Income/(Loss) Before Restructuring	$21.7	$11.0	$—	$(13.9)	$18.8
% Operating Income to Net Sales Before Restructuring	12.9%	20.9%			8.5%

Water Systems

Water Systems sales were $191.8 million in the first quarter 2018, versus the first quarter 2017 sales of $167.6 million. Water Systems sales increased about 3 percent in the quarter due to foreign currency translation.

Water Systems sales in the U.S. and Canada increased by about 29 percent compared to the first quarter 2017. The impact of foreign currency translation increased sales by about 1 percent. Sales of Pioneer branded dewatering equipment more than doubled in the first quarter when compared to the prior year due to strength in North American oil and gas markets and continued diversification of product sales channels and geographies. Sales of groundwater pumping equipment increased by about 30 percent on stronger residential and agricultural system sales primarily to the Headwater companies, versus the first quarter 2017. Sales of other surface pumping equipment increased by about 10 percent primarily in wastewater products.

Water Systems sales in markets outside the U.S. and Canada increased by about 3 percent overall. The impact of foreign currency translation increased sales by about 5 percent. International Water Systems sales improved in Europe, the Middle East, and Africa, but were offset by lower sales in Brazil and Asia when compared to the first quarter 2017.

Water Systems operating income was $25.2 million in the first quarter 2018, up $3.8 million versus the first quarter 2017. The increase in operating income is primarily related to higher sales.

Fueling Systems

Fueling Systems sales were $59.4 million in the first quarter 2018, versus the first quarter 2017 sales of $52.7 million. Fueling System sales increased by about 4 percent due to foreign currency translation.

Fueling Systems sales in the U.S. and Canada increased by about 11 percent compared to the first quarter 2017. The increase was broad based and included numerous product categories including fuel management, pumping, piping and containment systems. Outside the U.S. and Canada, Fueling Systems revenues grew by about 16 percent, led by stronger sales in China and Europe, partially offset by lower sales in India.

Fueling Systems operating income was $13.6 million in the first quarter of 2018, compared to $11.0 million in the first quarter of 2017. The increase in operating income is primarily related to higher sales.

Distribution

Distribution sales were $56.2 million in the first quarter 2018. The Company estimates that compared to the 2017 first quarter, proforma revenue in the distribution segment declined by just under three percent. The Distribution segment recorded an operating loss of $0.8 million in the first quarter of 2018.

Overall

The Company’s consolidated gross profit was $99.0 million for the first quarter of 2018, an increase from the first quarter of 2017 gross profit of $75.8 million. The gross profit as a percent of net sales was 33.5 percent in the first quarter of 2018 versus 34.4 percent during the first quarter 2017. The gross profit increase was primarily due to higher sales. The decline in gross profit margin percentage is primarily due to product and geographic sales mix shifts, as realized sales price offset material cost inflation in the quarter.

Selling, general, and administrative (SG&A) expenses were $76.3 million in the first quarter of 2018 compared to $57.0 million in the first quarter of the prior year. The increase in SG&A expenses from acquired businesses was $17.7 million. Excluding the acquired entities, the Company’s SG&A expenses in the first quarter of 2018 were $58.6 million, an increase of about 3 percent from the first quarter 2017.

The Company recognized discrete income tax benefits related to certain deferred tax positions in the first quarter of about $5 million which lowered the first quarter effective tax rate to a 9 percent benefit. Consistent with our previous guidance, the Company believes the full year 2018 effective tax rate will be about 15 percent expense on pre-tax earnings.

Commenting on the outlook, Mr. Sengstack said:

“Given our strong start to the year in both the Water and Fueling Systems segments, and our better than expected sequential growth in Distribution, we are raising our revenue guidance for 2018. We now believe our organic revenue growth, which excludes the impact of foreign currency translation will more likely be in the 6 to 8 percent range. This is an increase from the 4 to 5 percent range for Water and Distribution and from the 5 to 7 percent range for Fueling, provided in our previous guidance.

Based on these higher growth assumptions and resultant earnings, we are raising our full year 2018 estimate for earnings per share to a range of $2.27 to $2.37, an increase from the $2.16 to $2.28 provided in our previous guidance. The discrete tax benefits we realized in the first quarter were planned and included in our previous earnings guidance.”

A conference call to review earnings and other developments in the business will commence at 9:00 am EDT. The first quarter 2018 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/m6/p/vyisocdo

If you intend to ask questions during the call, please dial in using 877.643.7158 for domestic calls and 914.495.8565 for international calls. The conference ID is: 6991834.

A replay of the conference call will be available Tuesday, May 1, 2018 at 12:00 noon EDT through noon EDT on Tuesday, May 8, 2018, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is: 6991834.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	First Quarter Ended
	March 31, 2018	March 31, 2017

Net sales	$295,630	$220,252
Cost of sales	196,648	144,436
Gross profit	98,982	75,816
Selling, general, and administrative expenses	76,275	56,996
Restructuring expense	7	315
Operating income	22,700	18,505
Interest expense	(2,428)	(3,514)
Other income/(expense), net	(204)	672
Foreign exchange income/(expense)	(551)	475
Income before income taxes	19,517	16,138
Income tax (benefit)/expense	(1,698)	204
Net income	$21,215	$15,934
Less: Net income attributable to noncontrolling interests	(41)	(204)
Net income attributable to Franklin Electric Co., Inc.	$21,174	$15,730

Income per share:
Basic	$0.45	$0.33
Diluted	$0.45	$0.33

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	March 31, 2018	December 31, 2017
ASSETS

Cash and equivalents	$67,370	$67,233
Receivables	192,771	171,007
Inventories	343,316	312,325
Other current assets	38,394	38,566
Total current assets	641,851	589,131

Property, plant, and equipment, net	217,368	215,694
Goodwill and other assets	381,445	380,528
Total assets	$1,240,664	$1,185,353

LIABILITIES AND EQUITY

Accounts payable	$84,829	$79,348
Accrued expenses and other current liabilities	50,943	66,100
Current maturities of long-term debt and short-term borrowings	152,945	100,453
Total current liabilities	288,717	245,901

Long-term debt	125,076	125,596
Income taxes payable non-current	17,391	17,391
Deferred income taxes	26,021	30,913
Employee benefit plans	41,058	42,178
Other long-term liabilities	18,485	19,251

Redeemable noncontrolling interest	1,360	1,502

Total equity	722,556	702,621
Total liabilities and equity	$1,240,664	$1,185,353

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	March 31, 2018	March 31, 2017

Cash flows from operating activities:
Net income	$21,215	$15,934
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	9,896	8,924
Share-based compensation	3,326	2,941
Other	(5,262)	(1,879)
Changes in assets and liabilities:
Receivables	(17,242)	(6,560)
Inventory	(23,932)	(29,661)
Accounts payable and accrued expenses	(15,378)	(10,539)
Other	193	(3,731)
Net cash flows from operating activities	(27,184)	(24,571)

Cash flows from investing activities:
Additions to property, plant, and equipment	(5,921)	(4,908)
Proceeds from sale of property, plant, and equipment	208	34
Acquisitions and investments	(8,428)	—
Other investing activities	—	(7)
Net cash flows from investing activities	(14,141)	(4,881)

Cash flows from financing activities:
Change in debt	52,007	(460)
Proceeds from issuance of common stock	642	481
Purchases of common stock	(7,949)	(665)
Dividends paid	(5,037)	(4,668)
Net cash flows from financing activities	39,663	(5,312)
Effect of exchange rate changes on cash	1,799	1,084
Net change in cash and equivalents	137	(33,680)
Cash and equivalents at beginning of period	67,233	104,331
Cash and equivalents at end of period	$67,370	$70,651

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.